August 15, 2003

To our Shareholders,

In a recent regional newspaper article, FSGBank was identified as "one of the South's fastest growing banks." We remain focused on establishing a super-community banking franchise. During the first half of 2003, our assets increased 29% to $612 million, up from $473 million at the end of 2002, and in July we announced the fifth acquisition of our four-year life.

Our growth for the first six months of 2003 is attributable to (1) our acquisition of Premier National Bank of Dalton, which was merged into our existing Dalton banking operation, Dalton Whitfield Bank, (2) our continued branching efforts — including the Premier acquisition, we have opened five new branches this year and anticipate opening six additional branches and relocating two branches by year end 2003, and (3) a continued emphasis on existing market growth.

On August 4, 2003, we announced our agreement to acquire three bank branches in Monroe County, Tennessee from National Bank of Commerce (Memphis, Tennessee). The bank branches are located in Sweetwater, Madisonville and Tellico Plains, Tennessee, with approximately $50 million in deposits and $18 million in loans. We expect to consummate the acquisition by the end of 2003, subject to regulatory approvals and satisfaction of certain other conditions. We expect to have 27 full-service branches organization wide by the end of 2003.

FSG earned $571 thousand in the second quarter of 2003 compared to $336 thousand for the first quarter. Our earnings remain below 2002 levels due to the additional costs associated with our branching efforts, an increase in the provision for inherent risks in the loan portfolio, and one-time expenses related to the Premier acquisition and the name change.

By the time you receive this letter, you should be in receipt of your new stock certificate representing the 12 for 10 stock split distributed June 16, 2003. If you did not receive your split share certificate, please contact the Investor Relations Department of Registrar and Transfer Company at 800-368-5948.

Since we founded the company four years ago, we have focused on establishing a new kind of bank, reminiscent of the way banking used to be: locally owned and customer focused; a bank that can respond to the needs of our customers and deliver banking services personally. We hope you've seen our new logo and name at your branch or on your account statement. We've changed our name but we haven't changed our focus.

As we further expand our franchise, we thank you for your business and your support.

Sincerely,

Rodger B.Holley
Chairman, Chief Executive Officer and President

817 Broad Sreet, Chattanoog, Tennessee 37402 ■ 423-266-2000 ■ Fax 423-267-3383